PURCHASE AND SALE AGREEMENT


          This Agreement is dated as of July 22, 1994 and is between Synergistics, Inc., a Massachusetts corporation having its principal place of business at 9 Tech Circle, Natick, Massachusetts 01760 ("Seller") and Imaging Technology Corporation, a Delaware Corporation having its principal place of business at 428 Main Street, Hudson, Massachusetts 01749 ("Buyer").

               WHEREAS, Seller has been engaged in the development and marketing of a computerized imaging photo identification card system (the "Imaging System") over the past several years; and

               WHEREAS, Seller has entered into agreements with various entities to sell and service the Imaging System; and

               WHEREAS, in recent years Seller has failed to profit from the Imaging System and is desirous to sell substantially all of its assets related to the Imaging System (the "ID Business"); and

               WHEREAS, the Buyer is desirous to purchase the ID
Business on the terms and conditions set forth below.

               NOW, THEREFORE, in consideration of the mutual premises, covenants, representations and warranties contained herein, Buyer and Seller hereby agree as follows:

            1. SALE AND PURCHASE OF ASSETS. Subject to the terms and conditions hereof, Seller agrees to sell, convey, transfer, assign, grant and deliver to Buyer, and Buyer agrees to purchase, acquire and accept from Seller at the Closing (as defined in Section 7) on the date set forth in Section 7 (the "Closing Date"), which is occurring simultaneously with the date of the execution of this Agreement, all of Seller's right, title and interest in and to all of the following assets or rights related to the ID Business:

                    a. The computers, fixtures, machinery, equipment, furniture, spare parts, supplies, materials and other personal property used in conjunction with the ID Business, listed on Schedule 1 attached hereto;

                    b. all inventories related to the ID Business including all cameras, printers, computers, boards, and supplies listed on Schedule 1 attached hereto,

               c. all computer programs purchased and associated with the ID Business and are listed on Schedule 1 attached hereto, and all computer software developed by Seller associated solely with the ID Business and the source codes therefor; provided however, the software server developed by Sellerfor the purpose of networking imaging computers to access control computers and the source codes therefor shall be, and continue to be,shared by both Buyer and Seller;

               d. all names, titles, copyrights, designs, licenses and applications with respect to the foregoing, production records, technical information, manufacturing and system integration know-how, processes, trade secrets, and other proprietary rights and intangible assets related to or used by Seller in connection with the ID Business;
                                  -32-
PAGE

               e. all of Seller's right, title and interest in and to all customer purchase order contracts, license agreements, service contracts, letters of intent to purchase, pro forma invoices, proposals to purchase, tradeout or barter agreements, and other contracts and commitments, written or oral, in effect on the Closing Date relating to the ID Business;

               f. all files, books and records of Seller relating to the ID Business, including, but not limited to, all customer names, contacts and addresses, order history, supplier lists, promotional and advertising materials, records of allformer customers, sales correspondence and sales promotion lists relating to the ID Business;

               g. all artwork related to all advertising and promotional materials related to the ID Business and all artwork related to customer ID card layouts; and

               h. all customer deposits related to any ID Business purchase orders which have not been fulfilled prior to the Closing Date

            (collectively, the "Purchased Assets").

               Notwithstanding the foregoing, it is the express intent of the Buyer and the Seller that the Purchased Assets do not include any property of the Seller, including computer hardware, computer software, inventory, equipment, furniture, fixtures, names, titles, trademarks, copyrights, patents, contracts, contract rights, files, books, records, deposits, accounts receivable, and general intangibles, related to and used in other divisions and aspects of Seller's business, including without limitation, Seller's entry access control business.

               The Purchased Assets shall not include the following: accounts receivable generated by the ID Business from customers related to shipments delivered and billed prior to the Closing Date; and cash on hand or in banks generated by the ID Business.

            2. ASSUMPTION OF LIABILITIES.

               a. Liabilities Assumed. Buyer shall assume the responsibility to support existing customers of the ID Business, but solely on a best efforts basis in accordance with Buyer's policies and procedures, then in effect, relative to customer support. Support offered will initially include support to most existing installations, but Buyer reserves the right, upon reasonable notice to both customer and Seller, to discontinue support to systems no longer being marketed. Said notice shall be given not less than ninety (90) days prior to the date of the support discontinuance. In such cases where support to a customer's system is being discontinued, Buyer will offer said customer the opportunity to upgrade or replace their existing system with Buyer's then current software. In the event that said customer is not satisfied with alternatives presented by Buyer, Buyer agrees to review the matter with the Seller, and Buyer and Seller then agree to extend best efforts, together, to reach a solution acceptable to said customer. Buyer's responsibility to review said matters with the Seller and to provide said notices to Seller shall terminate one (1) year from the date of this Agreement. Buyer reserves the right to charge customers reasonable fees for aforementioned support services.

               b. No Other Liabilities Assumed. Except for the assumption of the liabilities set forth in Section 2(a), Buyer shall not and does not assume any other liability or obligation of Seller, fixed or contingent. Seller shall be responsible for all liabilities not assumed by the Buyer and shall pay the same when and as they become due.



            3. CONSIDERATION FOR ASSETS. The consideration for the Purchased Assets shall consist of the obligations to be assumed by Buyer as described in Section 2(a) and the following:

               a.   Purchase Price.

                    i. Subject to the maximum set forth in Section 3(b), Buyer shall pay to Seller a purchase price ("Purchase Price"), which shall be paid in up to four installments, each being a contingent payment ("Contingent Payment"). The Contingent Payments shall be calculated as an amount equal to five percent (5%) of Buyer's Revenue, as defined hereinafter, in excess of one million seven hundred and fifty thousand dollars ($1,750,000) and shall be payable for the first four years ("Contingent Payment Years"), subject to Section 3(b) below, in which the Buyer's Revenue exceed $1,750,000. Contingent Payment Years need not be sequential and need not occur within any predetermined time frame, but they must be years in which the Buyer's Revenue is at least $1,750,000. The first $1,750,000 in revenues in a Contingent Payment Year shall be subtracted from Buyer's Revenue of said year, to yield the net revenue that will be the basis for the 5% Contingent Payment. For the purpose of this Section 3(a), the term "Buyer's Revenue" shall mean the total gross revenue of Buyer, domestic and foreign, net of commissions and fees paid to agents associated with foreign transactions of Buyer derived from the operation of the ID Business, for each such fiscal year, as determined by Buyer in accordance with accrual-based generally accepted accounting principles consistently applied.

                    ii. Within one hundred and twenty (120) days after the end of eachfiscal year of the Buyer, until four Contingent Payment Years have been achieved or until the maximum as set forth in Section 3(b) has been reached, Buyer shall furnish to Seller a statement of Buyer's Revenue for each fiscal year, calculated in accordance with accrual-based generally accepted accounting principles consistently applied, prepared and signed by Buyer's chief financial officer certifying that said statement represents Buyer's Revenue for such fiscal year, and a computation of the contingent Purchase Price due, if any, with respect to such fiscal year. Each such statement shall be deemed to be accepted by Seller sixty (60) days after its receipt unless within such 60-day period Seller gives Buyer written notice ("Seller's Notice") that Seller exercises its right to audit Buyer in accordance with Section 3(a)(iii). Within five days after the deemed acceptance of the statement, Buyer shall pay to Seller the Contingent Purchase Price shown on such statement, if any, by check or in another form acceptable to the Seller.

                    iii. If Seller gives Seller's Notice with respect to any statement of Buyer's revenue, Seller and its independent accountants shall have the right on reasonable notice during business hours and for a reasonable period of time not to exceed five business days to review the books and records of Buyer and supporting work papers, if any, for the purpose of verifying Buyer's Revenue as reported on such statement.

                    iv. In the event Seller objects to any statement of Buyer's Revenue, the parties shall in good faith attempt to resolve any dispute. If the parties are unable to resolve such dispute, the unresolved issues shall be submitted to arbitration.. Any such arbitration proceeding shall be conducted in Boston, MA in accordance with the rules of the American Arbitration Association in Boston, MA then in effect.The decision of the arbitrators shall be binding and conclusive on both parties. Each such party shall bear its own costs of such arbitration.


               b. Maximum Purchase Price. The maximum Purchase Price that the Buyer shall pay in the aggregate shall be four hundred thousand ($400,000) dollars. Should the maximum be reached in less than four years, the Buyer's obligations set forth in Section 3 shall be considered completely satisfied, upon Seller receiving payment or payments totaling $400,000.

            4. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer as follows:

               a. Organization and Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Seller has the power and authority to own it assets and to carry on its business as such business is now conducted, and to execute,deliver and perform this Agreement and consummate the transactions contemplated hereby.

               b. Authorization. The execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Seller. This Agreement and the agreements and instruments delivered by Seller in connection herewith constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their terms.

               c. Ownership of the Purchased Assets. Seller has good, clear and marketable title to the Purchased Assets and has the full and unencumbered right and authority to sell and transfer the same to Buyer. The Purchased Assets are free and clear of all claims, liens, charges, security interests and encumbrances of every nature whatsoever.

               d. Litigation. There is no claim, notice of claim, legal action, decree, judgment, order, arbitration or other proceeding, suit or governmental investigation pending or, to the best of Seller's knowledge, threatened against Seller with respect to the Purchased Assets or which would adversely affect the consummation of the transactions contemplated hereby, including without limitation, any claim or, notice of claim based on breach of contract or failure of the ID Business software to perform in accordance with specifications.



               e. Compliance with Laws. Seller has complied in all material respects with all laws, regulations and orders and has obtained all governmental permits or licenses, if any, required in connection with the Purchased Assets, the violation of which could have a material adverse effect on the Purchased Assets, and no notice or warning from any governmental authority in respect of any failure or alleged failure by Seller to comply with any such law, regulation or order has been received by Seller. No permits, licenses, authorizations, variances, orders or approvals of governmental or administrative authorities are required to own, lease or operate the Purchased Assets.

               f.   Software Rights.   Seller has  and has had all
required rights to sell, copy and distribute versions of the ID Business software sold, copied and distributed by it, including all graphics and software modules thereof, through ownership, licenses or existence in the public domain.








               g. No Misrepresentation. No representation or warranty of Seller contained in this Agreement and no schedule or other document of Seller attached to this Agreement or furnished by Seller in connection herewith contains a misstatement of material fact or omits to state a material fact required to be stated in order to make the statement contained therein, in the light of circumstances under which made, not misleading. There is no fact relating to ID Business known to Seller which Seller has not disclosed to Buyer which materially adversely affects or, so far as Seller can now reasonably foresee, will materially adversely affect the Purchased Assets or the Buyer's use thereof.

            5. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to Seller as follows:

               a. Organization and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to enter into this Agreement and any related agreements and to consummate the transactions contemplated hereby.

               b. Authorization. The execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and the agreements and instruments delivered by Buyer in connection herewith constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms.

               c. Litigation. There is no claim, legal action, decree, judgment, order, arbitration or other proceeding, suit or governmental investigation pending or, to Buyer's knowledge, threatened against Buyer.

               d. No Misrepresentation. No representation or warranty of Buyer contained in this Agreement and no schedule or other document of Buyer attached to this Agreement or furnished by Buyer in connection herewith contains a misstatement of material fact or omits to state a material fact required to be stated in order to make the statement contained therein, in the light of circumstances under which made, not misleading.

            6. PARTICULAR AGREEMENTS OF THE PARTIES.

               a. Business to be Operated in the Ordinary Course. Seller agrees to carry on the business in the "Ordinary Course" up to the Closing Date, and to be responsible for all obligations and liabilities incurred in so doing, except that the Buyer has agreed to be responsible for all consulting fees associated with Steven Handel's work incurred after July 1, 1994. Seller shall be responsible for Mr. Handel's fees, as previously agreed between Seller and Mr. Handel, prior to and through July 1, 1994.

               b. Business Cooperation Where Appropriate. Seller and Buyer agree to extend best efforts to promote, cooperate with and support the business activities of the other. Parties agree to team and cross-sell where possible and to share leads when appropriate.

               c. Use of Name. Seller agrees that Buyer may use the "Synergistics" name for a period of six months following the Closing solely in a descriptive context and by using the words "Synergistics Imaging Division, Division of Imaging Technology Corporation".



               d. Transition Period. Seller and Buyer recognize that during the transition period, mail, faxes, and telephone calls including but not limited to sales inquires, purchase orders, telephone calls, and checks and other forms of payment, and so forth (collectively "ID Business Activity"), related to the ID Business, will likely be received by the Seller, but will be the property of the Buyer. Seller agrees that when ID Business Activity is received by Seller, Seller will, with reasonable promptness, forward all such ID Business Activity to the Buyer. When payments are received by Seller, belonging to Buyer, Seller agrees that said payments will be delivered to Buyer within three days of Seller's receipt thereof.

               e. Nondisturbance of Employees. Neither party shall try to hire, or interfere with the employment of, the remaining employees of the other for a period of three (3) years.

            7. CLOSING DATE. The Closing shall occur at the office of Kathleen A. Foley, Esq., 53 Main Street, Concord, Massachusetts, simultaneously with the execution of this Agreement, on July 22, 1994 at 11:00 A.M. (the "Closing Date"). The Closing shall constitute the acts which take place on the Closing Date by which the transactions contemplated by this Agreement are consummated.

            8. ADDITIONAL DOCUMENTS. At the Closing, or such other time as indicated, in addition to this Agreement, the parties shall exchange documents as follows:

               a.   Seller shall deliver to Buyer the following:

                    i. A duly executed Bill of Sale and Assignment covering all of the Purchased Assets;

                    ii. Within 10 business days of the Closing, a certified copy of the resolutions duly adopted by the board of directors of Seller authorizing and approving the execution, delivery and performance of this Agreement, and the sale and transfer of the Purchased Assets to Buyer;

                    iii. Within 10 business days of the Closing, a Certificate of Good Standing of Seller; and

                    iv. Such other documents, instruments and writings reasonably requested by Buyer at or prior to the Closing;

               b.   Buyer shall deliver to Seller the following;

                    i. Within 10 business days of the Closing, a certified copy of the resolutions duly adopted by the board of directors of Buyer authorizing and approving the execution, delivery and performance of this Agreement, and the sale and transfer of the Purchased Assets to Buyer;

                    ii. Within 10 business days of the Closing, a Certificate of Good Standing of Buyer; and

                    iii. Such other documents, instruments and writings reasonably requested by Seller at or prior to the Closing.










            9. BULK SALES. Seller and Buyer hereby waive compliance with the provisions of any applicable bulk transfer laws. Seller agrees to use its best efforts to ensure that all debts, obligations and liabilities relating to the ID Business and thePurchased Assets which are not expressly assumed by Buyer under this Agreement, and which if not paid and discharged will have a materially adverse effect on the ID Business, will be paid and discharged by Seller.

            10.BROKERS. the parties represent that they have not used or retained any broker, agent, finder or adviser in this transaction. Seller and Buyer will indemnify and hold the other harmless from and against any claim for brokerage, finder's fee and other commissions or compensation arising in connection with its use, if any, of any agent , broker, finder or advisor in connection with this Agreement and the transactions contemplated hereby.

            11.INDEMNIFICATION.

               a. Survival. The parties hereto agree that the representations and the warranties contained herein shall survive for a period of two years following the Closing.

               b. Indemnification by Seller. Seller agrees to indemnify, defend and hold harmless Buyer and its stockholders, directors, employees and affiliates from and against any and all demands, claims, complaints, actions or causes of action, suits, proceedings, investigations, arbitrations, assessments, losses, damages, liabilities, costs and expenses, including, but not limited to, interest, penalties and reasonable attorneys' and accounting fees and disbursements, asserted against, imposed upon or incurred by Buyer byreason of or resulting from (i) any liability notexpressly assumed by Buyer hereunder, (ii) any liability incurred or created in connection with the ID Business prior to the Closing resulting from actions or conduct of the Seller, or (iii) any breach of warranty, non-fulfillment of any agreement or misrepresentations on the part of Seller contained herein, or any material misrepresentation in or omission from any certificate, schedule, exhibit, financial statement, document or other instrument or instruments furnished to Buyer hereunder; provide that, in the case of representations and warranties, Buyer has provided notice of a claim to Seller no later than two years from the Closing. Buyer shall be entitled to indemnification for Seller only to the extent that the aggregate of all indemnity payments that would be payable to Buyer hereunder exceeds $5,000.

               c. Indemnification by Buyer . Buyer agrees to indemnify, defend and hold harmless Seller and its stockholders, directors, employees and affiliates from and against any and all demands, claims, complaints, actions or causes of action , suits, proceedings, investigations, arbitrations, assessments, losses, damages, liabilities, costs and expenses, including, but not limited to, interest, penalties and reasonable attorneys' fees and disbursements, asserted against, imposed upon or incurred by Seller by reason of or resulting from (i) any liability expressly assumed by Buyer hereunder, (ii) any liability incurred or created in connection with the ID Business after the Closing resulting from actions or conduct of the Buyer, or (iii) any breach of warranty, non-fulfillment of any agreement or misrepresentations on the part of Buyer contained herein, or any material misrepresentation in or omission from any certificate, schedule, exhibit, financial statement, document or other instrument or instruments furnished to Seller hereunder; provided that, in the case of representations and warranties, Seller has provided notice of a claim to Buyer no later that two years from the Closing. Seller shall be entitled to indemnification from Buyer only to the extent that the aggregate of all indemnity payments that would be payable to Seller hereunder exceeds $5,000.

            12.FURTHER ASSURANCES . Seller agrees that, at any time from and after the date hereof it will, upon the request of Buyer, execute and deliver all such further assignments, transfers, conveyances and assurances as may be reasonably required for the assigning, transferring, granting and conveying to Buyer any of the Purchased Assets. If subsequent to the Closing Seller shall have in his possession any asset or rights which should have been transferred to Buyer hereunder, including any mail received after the Closing which relates to the Purchased Assets, Seller will promptly deliver such assets or rights to Buyer. In case Buyer receives checks for the payment of accounts receivable that are the property of Seller and not being sold or transferred to Buyer hereunder, Buyer will promptly deliver the checks to Seller.

            13.CONFIDENTIAL INFORMATION. From and after the date hereof:

               a. Neither party shall directly or indirectly disclose to any other person or entity, any information relating to any of the Purchased Assets that is not generally known in the ID Business industry; and

               b. Neither party shall directly or indirectly disclose to any other person or entity, any information known to that party relating to any business activities of the other.

            14.EXPENSES. Seller and Buyer shall bear their respective expenses incurred in the negotiation and consummation of this Agreement.

            15.BENEFIT . Nothing in this Agreement, express or implied, is intended to nor shall it confer on any person (including but not limited to any employee of Seller) other than the parties hereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement or arising out of the consummation of the transactions contemplated hereby.

            16.NOTICES. Any notice or other communication required or permitted hereunder shall be sufficiently given if in writing and if personally delivered or sent bycertified mail, postage prepaid, addressed as follows:

               a.   To Seller:
                    Synergistics, Inc.
                    9 Tech Circle
                    Natick, MA  01760
                    Attn: William Tetrick, President

                    with a copy to:
                    William F. Macauley, Esq.
                    Craig and Macauley Professional Corporation
                    600 Atlantic Avenue
                    Boston, MA  02210

                    tel 617-367-9500
                    fax 617-742-1788

               b.   To Buyer:
                    Imaging Technology Corporation
                    428 Main Street
                    Hudson, MA  01749
                    Attn: Mr. Charles Benz, President

                    tel 508-568-3600
                    fax 508-568-1312

                    with a copy to:
                    Kathleen A. Foley, Esq.
                    53 Main Street
                    Concord, MA 01742

                    tel 508-369-6468
                    fax 508-371-2271

               or to any party at such other address as such party may have furnished to the others in writing, and any such notice or communication shall be deemed to have been given as of the date so delivered or mailed (except that a notice of a change of address shall not be deemed to have been given until received by the addressee).

            17.PUBLICITY. All publicity relating to the transactions described in this Agreement will be subject to the mutual approval of Seller and Buyer and, except as otherwise may be required by law, no public announcement of the transactions described in this Agreement (or communication thereof to any third party) will be made by either Seller or Buyer without the consent of the other.

            18.MISCELLANEOUS.



               a. This Agreement and the documents referred to herein or delivered pursuant hereto constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all previous agreements and understandings. This Agreement may be modified only by a subsequentwriting signed on behalf of each party hereto.

               b. This Agreement shall be binding upon and inure to the benefit of Buyer and Seller, their successors and assigns. Without limiting the generality of the foregoing, Seller's rights to the Purchase Price shall be binding upon an assignee or subsequent owner of the ID Business, in substantially the same form and amount as if Buyer had continued to own the ID Business. This Agreement may not be assigned by either party without the consent of the other party hereto.

               c. No waiver of any breach or default hereunder shall be valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

               d. In case any one or more of the provisions (or portions of the provisions) of this Agreement shall for any reason be held to be invalid, illegal or unenforceable, such unenforceability shall not affect any other provisions (or portions of the provisions) of this Agreement and this Agreement shall be construed as if the invalid, illegal or unenforceable provisions (or portions of the provisions) had never been contained herein.

               e. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.





               IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year above written.

            SYNERGISTICS, INC.

            By _______________________________
                   President


            IMAGING TECHNOLOGY CORPORATION

            By ________________________________
                   President